Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com
DynCorp International Inc. Announces Fiscal 2008
Third Quarter Results
•	Revenue increased to $523.1 million from $517.5 million in Q3 FY’07

•	Earnings Per Share increased to $0.21 from $0.20 in Q3 FY’07
Falls Church, Va. — January 30, 2008 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical technical services to civilian and military government agencies, today announced its results for the third quarter ended December 28, 2007.
Third Quarter 2008 Results Compared to Third Quarter 2007
Revenue for the third quarter of fiscal 2008 was $523.1 million, a 1.1% increase over revenue of $517.5 million for the third quarter of fiscal 2007. Revenue for the Government Services (GS) segment, which represented 65.7% of Company revenue, increased to $343.6 million for the third quarter of fiscal 2008, up $1.4 million or 0.4% from the third quarter of fiscal 2007. GS revenue grew through additional work supporting the International Narcotics Air Wing program and peacekeeping activities in Africa. This was offset by the conclusion of construction and camp support task orders in Iraq. Revenue for the Maintenance and Technical Support Services (MTSS) segment, which represented 34.3% of Company revenue, increased to $179.5 million for the third quarter of fiscal 2008, up $4.2 million or 2.4% from the third quarter of fiscal 2007. MTSS revenue grew primarily through new business in the aviation and maintenance business area, partially offset by reduced manning under the Contract Field Teams program.
Operating income was $30.8 million or 5.9% of revenue in the third quarter of fiscal 2008, compared to $32.3 million or 6.2% of revenue in the third quarter of fiscal 2007. Operating income decreased primarily due to an increase in selling, general and administrative expenses (SG&A). Factors contributing to the increased SG&A included (i) costs incurred in fiscal 2008 related to Sarbanes-Oxley compliance preparation; (ii) consulting costs related to proposal activity; and (iii) general SG&A costs necessary to support the current and anticipated growth of the Company’s business.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of fiscal 2008 decreased 1.3% to $44.3 million or 8.5% of revenue, compared to $44.9 million or 8.7% of revenue in the third quarter of fiscal 2007. The decrease is primarily due to the previously discussed decrease in operating income.
Earnings Per Share (EPS) increased to $0.21 in the third quarter of fiscal 2008 from $0.20 in the third quarter of fiscal 2007. EPS in the third quarter of fiscal 2008 includes the favorable impact of lower interest expense, higher earnings from affiliates, higher other income and a lower effective income tax rate, offset by the previously discussed decrease in operating income.
Year-to-Date Results
Revenue for the first nine months of fiscal 2008 was $1,566.9 million, a 2.4% increase over revenue of $1,529.9 million for the first nine months of fiscal 2007. Revenue for the GS segment increased to $1,026.8 million for the first nine months of fiscal 2008, up $8.6 million or approximately 1.0% from the first nine months of fiscal 2007. GS revenue grew principally as a result of increased work supporting the International Narcotics Air Wing program, offset by the conclusion of construction camp support task orders in Iraq and the conclusion of protective services task orders. Revenue for the MTSS segment for the first nine months of fiscal 2008 increased to $540.1 million, up $28.4 million or 5.5% from the first nine months of fiscal 2007. MTSS revenue grew through increased overhauls on engines and propellers performed under the Life Cycle Contractor Support (LCCS) program, increased logistics support services provided to the U.S. Air Force C-21 fleet, and new business in the aviation and maintenance business area. This was partially offset by reduced manning under the Contract Field Teams program.
Operating income increased $26.4 million or 37.4% to $97.0 million or 6.2% of revenue for the first nine months of fiscal 2008, compared to $70.6 million or 4.6% of revenue for the first nine months of fiscal 2007. The increase in operating income, both in dollars and as a percentage of revenue, was primarily due to increased revenue volumes, improved contract performance, lower depreciation and amortization expense and the elimination of certain one-time costs of $17.9 million that were incurred during the first nine months of fiscal 2007.
EBITDA for the first nine months of fiscal 2008 increased $27.6 million or 25.6% to $135.3 million or 8.6% of revenue, compared to $107.7 million or 7.0% of revenue for the first nine months of fiscal 2007. The increase is due to the previously discussed increase in operating income in fiscal 2008, excluding the decrease in depreciation and amortization expense.
EPS increased to $0.67 for the first nine months of fiscal 2008 compared to EPS of $0.15 for the first nine months of fiscal 2007. EPS for the first nine months of fiscal 2008 benefited from the previously discussed higher operating income, higher earnings from affiliates, higher interest income and lower interest expense, offset by higher weighted average outstanding shares compared to the first nine months of fiscal 2007 due to the Company’s initial public offering in May of 2006. EPS for the first nine months of fiscal 2007, on an after tax basis, included the unfavorable impact of $0.22 per share of non-recurring expenses associated with the Company’s initial public offering and $0.21 per share of the previously referenced one-time costs.

Cash used by operations was $49.3 million for the first nine months of fiscal 2008 compared to cash provided by operations of $45.8 million for the first nine months of fiscal 2007. The cash used by operating activities in the nine months ended December 28, 2007 was primarily due to unfavorable conditions relating to working capital, specifically accounts receivable. The increase in the accounts receivable balance was due to the temporary delay in cash collections and in receiving executed contract modifications from the Department of State (DoS), primarily due to accounting, process and system changes within the DoS. As a point of reference, as of December 28, 2007, approximately 68% of the Company’s accounts receivable balance was due from the DoS. As a consequence, the Company’s Days Sales Outstanding at December 28, 2007 was 92 days an increase from 77 days at December 29, 2006. We are working diligently with DoS to correct this problem, but many of the actions necessary are internal to the customer.
Total debt was $607.4 million at December 28, 2007, a reduction of $23.6 million from March 30, 2007. This reduction is primarily due to an excess cash flow payment of $34.6 million required by the terms of our credit agreement, offset by $13.5 million borrowed under our revolving credit facility.
Backlog as of December 28, 2007 was $6.3 billion. Included in this total is $3.5 billion from the linguist and translation services contract awarded by the U.S. Army Intelligence and Security Command (INSCOM) to Global Linguist Solutions LLC (GLS), a joint venture of DynCorp International and McNeil Technologies. The five-year contract, with a maximum value of $4.6 billion, was originally awarded in December 2006. The Army terminated the contract for convenience after the Government Accountability Office sustained the incumbent’s original protest. INSCOM requested and received revised proposals and again awarded the contract to GLS. The incumbent protested this second award and the Army decided to take corrective action, resulting in dismissal of the second protest. Currently, the Army is implementing a corrective action plan which will result in a new award decision. Our backlog and estimated remaining contract value metrics may require future adjustment depending on the outcome of this new award decision.
Fiscal 2008 Guidance
The Company is revising its financial guidance for the fiscal year ending March 28, 2008, based upon current outlook. This guidance excludes the previously discussed INSCOM contract.

FY 2008
Revenue	$2.125 to $2.175 billion
EBITDA	$190 to $195 million
Basic earnings per share	$1.00 to $1.05

Conference Call
The Company will host a conference call at 8:30 a.m. ET on Thursday, January 31, 2008 to discuss fiscal 2008 third quarter results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number: 29427480. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 9:30 a.m. EDT on January 31, 2008 through 11:59 pm ET on February 15, 2008. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the following ID number: 29427480.
About DynCorp International
DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical technical services to civilian and military government agencies. The Company operates major programs in law enforcement training and support, security services, base operations, aviation services and operations and logistics support worldwide. Headquartered in Falls Church, VA, DynCorp International Inc. has approximately 14,000 employees worldwide. For more information, visit our website at www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, please see the financial schedules accompanying this release.
Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of its control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; termination of key U.S. government contracts; pursuit of new commercial business and foreign government opportunities; activities of competitors including the filing of bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Quarter-To-Date		Year-To-Date
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$523,071	$517,539	$1,566,853	$1,529,944

Cost of services	(452,341)	(449,680)	(1,358,062)	(1,343,447)
Selling, general and administrative expenses	(28,995)	(24,949)	(79,916)	(82,906)
Depreciation and amortization expense	(10,910)	(10,656)	(31,901)	(33,005)

Operating income	30,825	32,254	96,974	70,586

Other (expense) income:
Interest expense	(14,052)	(14,554)	(42,247)	(44,057)
Interest expense on mandatory redeemable shares	—	—	—	(3,002)
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	(9,201)
Net earnings from affiliates	1,253	1,000	3,320	1,323
Interest income	522	534	2,202	1,094
Other, net	380	—	(162)	—

Income before income taxes	18,928	19,234	60,087	16,743
Provision for income tax	(6,968)	(7,640)	(21,916)	(8,646)

Net income	$11,960	$11,594	$38,171	$8,097

Earnings per share:
Basic and diluted	$0.21	$0.20	$0.67	$0.15

Average shares outstanding
Basic and diluted	57,000	57,000	57,000	53,978

EBITDA (2)	$44,272	$44,927	$135,258	$107,657
EBITDA margin	8.5%	8.7%	8.6%	7.0%

Operating cash flow	$(99,166)	$(20,021)	$(49,256)	$45,787

	Quarter-To-Date		Year-To-Date
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
(% of Revenue)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	100.0%	100.0%	100.0%	100.0%

Cost of services	(86.5%)	(86.9%)	(86.7%)	(87.8%)
Selling, general and administrative expenses	(5.5%)	(4.8%)	(5.1%)	(5.4%)
Depreciation and amortization expense	(2.1%)	(2.1%)	(2.0%)	(2.2%)

Operating income	5.9%	6.2%	6.2%	4.6%

Other (expense) income:
Interest expense	(2.7%)	(2.8%)	(2.7%)	(2.9%)
Interest expense on mandatory redeemable shares	0.0%	0.0%	0.0%	(0.2%)
Loss on early extinguishment of debt and preferred stock (1)	0.0%	0.0%	0.0%	(0.6%)
Net earnings from affiliates	0.2%	0.2%	0.2%	0.1%
Interest income	0.1%	0.1%	0.1%	0.1%
Other, net	0.1%	0.0%	(0.0%)	0.0%

Income before income taxes	3.6%	3.7%	3.8%	1.1%
Provision for income tax (as a percentage of income before income tax)	(36.8%)	(39.7%)	(36.5%)	(51.6%)

Net income	2.3%	2.2%	2.4%	0.5%

(1)
Represents the premium associated with the redemption of all of the outstanding preferred stock, premium on the redemption of a portion of the senior subordinated notes and write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

(2)
EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)

	Quarter-To-Date		Year-To-Date
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$11,960	$11,594	$38,171	$8,097
Income tax provision	6,968	7,640	21,916	8,646
Interest expense	14,052	14,554	42,247	44,057
Interest expense on mandatory redeemable shares	—	—	—	3,002
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	9,201
Depreciation and amortization	11,292	11,139	32,924	34,654

EBITDA	$44,272	$44,927	$135,258	$107,657

(1)
Represents the premium associated with the redemption of all of the outstanding preferred stock, the premium on the redemption of a portion of the senior subordinated notes and the write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$38,171	$8,097
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	32,924	34,654
Loss on early extinguishment of debt	—	2,657
Loss on early extinguishment of preferred stock	—	5,717
Amortization of deferred loan costs	2,261	3,154
Recovery of losses on accounts receivable	(1,127)	(4,679)
Earnings from affiliates, net of dividends received	(668)	(951)
Deferred income taxes	313	(8,116)
Equity-based compensation	3,360	1,471
Loss on disposition of assets	—	—
Excess tax benefits from equity-based compensation	(138)	—
Changes in assets and liabilities:
Restricted cash	10,133	—
Accounts receivable	(120,018)	(3,754)
Prepaid expenses and other assets	(22,546)	(166)
Accounts payable and accrued liabilities	11,832	12,008
Redeemable preferred stock dividend	—	(3,695)
Income taxes payable	(3,753)	(610)

Net cash (used) provided by operating activities	(49,256)	45,787

Cash flows from investing activities:
Purchase of property and equipment	(2,822)	(3,679)
Purchase of computer software	(996)	(2,068)
Other investing activities	(3,423)	374

Net cash used by investing activities	(7,241)	(5,373)

Cash flows from financing activities:
Borrowings under revolving line of credit	13,500	—
Net proceeds from initial public offering	—	346,446
Redemption of preferred stock	—	(216,126)
Payment of special class B distribution	—	(100,000)
Payments on long-term debt	(37,058)	(29,694)
Premium paid on redemption of senior subordinated notes	—	(2,657)
Premium paid on redemption of preferred stock	—	(5,717)
Payment of deferred financing costs	—	(640)
Excess tax benefits from equity-based compensation	138	—
(Payments) borrowings under other financing arrangements	(8,957)	2,737

Net cash used by financing activities	(32,377)	(5,651)

Net (decrease) increase in cash and cash equivalents	(88,874)	34,763
Cash and cash equivalents, beginning of period	102,455	20,573

Cash and cash equivalents, end of period	$13,581	$55,336

DYNCORP INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	Dec. 28, 2007	March 30, 2007
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$13,581	$102,455
Restricted cash	10,091	20,224
Accounts receivable, net of allowances of $925 and $3,428	583,859	461,950
Prepaid expenses and other current assets	92,800	69,487
Deferred income taxes	13,765	12,864

Total current assets	714,096	666,980

Property and equipment, net	12,800	12,646
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	185,305	214,364
Deferred income taxes	16,671	13,459
Other assets, net	16,993	16,954

Total assets	$1,384,363	$1,362,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short term debt, including current maturities of long-term debt	$16,596	$37,850
Accounts payable	136,403	127,282
Accrued payroll and employee costs	77,608	88,929
Other accrued liabilities	120,617	116,308
Income taxes payable	12,202	13,682

Total current liabilities	363,426	384,051

Long-term debt, less current portion	590,840	593,144
Other long-term liabilities	13,089	6,032

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value — 232,000 shares authorized; 57,000 shares issued and outstanding	570	570
Additional paid-in capital	355,743	352,245
Retained earnings	63,820	27,023
Accumulated other comprehensive loss	(3,125)	(164)

Total shareholders’ equity	417,008	379,674

Total liabilities and shareholders’ equity	$1,384,363	$1,362,901

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	Dec. 28, 2007	March 30, 2007
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,132	$1,402
Unfunded backlog	5,141	4,730

Total backlog (2)	$6,273	$6,132

Estimated remaining contract value(3)	$8,335	$8,991

(1)
Backlog consists of orders and options under our contracts. We define contracted backlog as the estimated value of contract awards received from customers that have not been recognized as sales. Our backlog consists of funded and unfunded backlog. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These options may be exercised at the sole discretion of the customer. It has been our historical experience, however, that the customer has exercised contract options.

(2)
As of December 28, 2007 and March 30, 2007, the backlog related to GLS was $3.5 billion and $3.3 billion, respectively, and is included in the table above. Our backlog and estimated remaining contract value metrics may require future adjustment depending on the outcome of the Army’s corrective action and new award decision.

(3)
Estimated remaining contract value represents the aggregate contract revenue we estimate will be earned over the remaining life of certain contracts. When more than one company is awarded a contract for a given work requirement, we include in estimating remaining contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract. Funded backlog is based upon amounts actually appropriated by a customer for payment for goods and services. Because the U.S. federal government operates under annual appropriations, agencies of the U.S. federal government typically fund contracts on an incremental basis. Accordingly, the majority of the estimated remaining contract value is not funded backlog. Our estimated remaining contract value is based on our experience under contracts and we believe our estimates are reasonable. However, there can be no assurance that our existing contracts will result in actual revenues in any particular period or at all. These amounts could vary depending upon government policies, government budgets, appropriations and the outcome of protested contract awards.